Exhibit 10.11

STANCORP FINANCIAL GROUP, INC.

SHORT TERM INCENTIVE PLAN

1.    PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive annual cash bonus compensation directly linked to individual performance, business unit performance and overall Company performance. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2.    DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:

(a)    “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage, assets under management, portfolio return, return on equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b)    “Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c)    “Board” means the Board of Directors of the Company

(d)    “Business Unit” means any subsidiary, division, line of business or other unit of the Company.

(e)    “Committee” means the Organization and Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f)    “Company” means StanCorp Financial Group, Inc.

(g)    “Discretionary Bonus” means the portion of a Participant’s target bonus for any fiscal year (not to exceed 20% of the target bonus) that will be payable (up to the maximum bonus percentage thereof) in the discretion of the Committee and will not be subject to achievement of 162(m) Performance Goals or Other Performance Goals. The Discretionary Bonus will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h)    “Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(i)    “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a subsidiary, whom the Committee designates as a participant under the Plan.

(j)    “Plan” means the Stancorp Financial Group, Inc. Short Term Incentive Plan, as set forth herein and as may be amended from time to time.

(k)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.    ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met, and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4.    TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall, no later than the 90th day of that fiscal year, establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the percentage (e.g., 150%) of the target bonus that shall be the maximum bonus, (iii) the portion(s) of the target bonus that will be payable based on 162(m) Performance Goals and/or Other Performance Goals for the fiscal year, and the portion of the target bonus that shall be a Discretionary Bonus, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5.    COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, the amount of Discretionary

Bonus determined by the Committee for each Participant, and the calculation of the total bonus amount for each Participant. No payment of bonus with respect to any portion of the target bonus based on 162(m) Performance Goals or Other Performance Goals shall be paid if the related performance goal is not met. The Committee shall not exercise its discretion to pay any amount as a Discretionary Bonus in replacement for amounts not earned under the 162(m) Performance Goals. Bonuses shall be paid as soon as practicable following certification by the Committee, and no later than March 15 of the year following the year covered by the Award.

6.    MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant in any fiscal year shall be $2,500,000.

7.    GENERAL PROVISIONS.

(a)    Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s 2007 fiscal year, which shall be granted in the first 90 days of 2007. The Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2007 Annual Meeting of Shareholders. If the Plan is not approved by the shareholders at that meeting, no bonus amounts shall be paid with respect to the Awards made under the Plan for 2007.

(b)    Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial shareholder approval. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)    No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(d)    Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under the Plan.

(e)    Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

(f)    Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(g)    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(h)    Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(i)    Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.